FOURTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT
This Fourth Amendment to Revolving Credit and Security Agreement, dated as of the 30th day of June, 2014, by and among Horsehead Corporation, a Delaware corporation (“Horsehead”), Horsehead Metal Products, Inc., a North Carolina corporation (“Horsehead Metal”), Horsehead Zinc Powders, LLC, a Delaware limited liability company (Horsehead Zinc, together with Horsehead and Horsehead Metal, collectively, the “Borrower”), Horsehead Holding Corp., a Delaware corporation (“Holding”), Chestnut Ridge Railroad Corp., a Delaware corporation (“Chestnut Ridge”, together with Holding, each a “Guarantor and collectively, the “Guarantors”), the financial institutions party hereto (collectively, the “Lenders” and individually a “Lender”) and PNC Bank, National Association (“PNC”), as agent for the Lenders (PNC, in such capacity, the “Agent”) (the “Fourth Amendment”).
W I T N E S S E T H:
WHEREAS, Horsehead, Holding, the Lenders party thereto and the Agent entered into that certain Revolving Credit and Security Agreement, dated September 28, 2011, as amended by that certain: (i) First Amendment to Revolving Credit and Security Agreement, dated July 26, 2012, by and among Horsehead, Holding, Chestnut Ridge, the Lenders party thereto and the Agent; (ii) Second Amendment to Revolving Credit and Security Agreement, dated October 24, 2012, by and among Horsehead, Holding, Chestnut Ridge, Horsehead Metal, the Lenders party thereto and the Agent; and (iii) Third Amendment to Revolving Credit and Security Agreement, effective as of November 30, 2013, by and among Horsehead, Holding, Chestnut Ridge, Horsehead Metal, Horsehead Zinc, the Lenders party thereto and the Agent (as further amended, modified, supplemented or restated from time to time, the “Credit Agreement”), pursuant to which, among other things, the Lenders agreed to extend credit to Borrower; and
WHEREAS, Borrower and the Guarantors desire to amend certain provisions of the Credit Agreement and the Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.
2.    Section 1.2 of the Credit Agreement is hereby amended by inserting the following definitions in their entirety in their proper alphabetical order:
“Fourth Amendment Closing Date” shall mean June 30th, 2014.
“Fourth Amendment Fee Letter” shall mean that certain fee letter, dated the Fourth Amendment Closing Date, executed by the Agent and acknowledged and agreed to by the Loan Parties.
“MARS Availability Period” shall mean the period commencing on the Fourth Amendment Closing Date through the MARS Maturity Date.
“MARS Early Termination Date” shall have the meaning set forth in Section 2.1(c) hereof.
“MARS Maturity Date” shall mean the earlier to occur of (a) April 1, 2015 or (b) the MARS Early Termination Date.
3.    Section 2.1 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:
(a)    Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrower in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit and (y) an amount equal to the sum of:
(i)    subject to the provisions of Section 2.1(b) hereof, up to eighty-five percent (85%) ("Receivables Advance Rate") of Eligible Receivables, plus
(ii)    subject to the provisions of Section 2.1(b) hereof, up to the lesser of (A) the lesser of (x) up to sixty-five percent (65%) ("Inventory Advance Rate" and together with the Receivables Advance Rate, the "Advance Rates") of the aggregate value of the Eligible Inventory, valued at the lower of weighted-average cost or market, or (y) up to eighty-five percent (85%) of the Net Orderly Liquidation Value of the Eligible Inventory, or (B) Thirty Million and 00/100 Dollars ($30,000,000.00) in the aggregate at any one time, plus
(iii)    during the MARS Availability Period only, the lesser of (A) Ten Million and 00/100 Dollars ($10,000,000.00) and (B) the sum of (y) an additional ten percent (10%) in excess of the Receivables Advance Rate of Eligible Receivables and (z) an additional twenty percent (20%) in excess of the Inventory Advance Rate of the aggregate value of the Eligible Inventory, valued at the lower of weighted-average cost or market, minus
(iv)    the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
(v)    such reserves as Agent may reasonably deem proper and necessary from time to time.
The amount derived from (x) the sum of Sections 2.1(a)(y)(i), (ii) and (iii), minus (y) the sum of Sections 2.1(a)(iv) and (v), at any time and from time to time shall be referred to as the "Formula Amount". The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a).
(b)    Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in the exercise of its reasonable discretion. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower. The rights of Agent under this subsection are subject to the provisions of Section 15.2(b).
(c)    MARS Availability Period. Borrower may, at its option at any time, terminate all but not less than all of the MARS Availability Period upon ten (10) Business Days’ prior written notice to Agent. Any notice delivered by Borrower pursuant to this Section 2.1(c) shall be irrevocable. On the tenth (10th) Business Day following receipt of the aforementioned notice by Agent, the MARS Availability Period shall terminate (such date, the “MARS Early Termination Date”) and: (i) if necessary, Borrower shall repay the Advances pursuant to Section 2.6 after giving effect to the expiration of the MARS Availability Period, and any such repayment shall be subject to the Borrower’s obligations to indemnify the Lenders under Section 2.2(f); and (ii) the Borrower shall pay to the Agent, for the benefit of the Lenders, the required fee set forth in the Fourth Amendment Fee Letter.
4.    The following new clause (e) is hereby added to Section 3.1 of the Credit Agreement, immediately after clause (d) set forth therein:
(e)    Notwithstanding anything set forth in this Section 3.1 to the contrary, from the Fourth Amendment Closing Date through the date immediately preceding the first Adjustment Date following the MARS Maturity Date, Revolving Advances that are (x) Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Alternate Base Rate plus one and one-half percent (1.50%), and (y) Eurodollar Rate Loans shall bear interest for each applicable Interest Period at a rate per annum equal to the Eurodollar Rate plus three percent (3.00%). At all times from the first Adjustment Date following the MARS Maturity Date and thereafter, Revolving Advances shall bear interest in accordance with clause (b) of this Section 3.1.
5.    Section 3.2 of the Credit Agreement is hereby amended to delete the reference to “(i) from the Closing Date until the first (1st) Adjustment Date, two and one half of one percent (2.50%) per annum and (ii) on and after the first (1st) Adjustment Date, the applicable percentage per annum determined by reference to Average Undrawn Availability as set forth in Section 3.1(b) hereof” set forth therein, and in its stead insert a reference to “(i) from the Fourth Amendment Closing Date until the date immediately preceding the first (1st) Adjustment Date following the MARS Maturity Date, three percent (3.00%) per annum and (ii) at all times from the first Adjustment Date following the MARS Maturity Date and thereafter, the applicable percentage per annum determined by reference to Average Undrawn Availability as set forth in Section 3.1(b) hereof”.
6.    Section 3.3 of the Credit Agreement is hereby amended to delete the reference to “(i) from the Closing Date until the first (1st) Adjustment Date, one quarter of one percent (0.25%) per annum and (ii) on and after the first (1st) Adjustment Date, the applicable percentage per annum determined by reference to Average Undrawn Availability as set forth in Section 3.1(b) hereof” set forth therein, and in its stead insert a reference to “(i) from the Fourth Amendment Closing Date until the date immediately preceding the first (1st) Adjustment Date following the MARS Maturity Date, three quarters of one percent (0.75%) per annum and (ii) at all times from the first Adjustment Date following the MARS Maturity Date and thereafter, the applicable percentage per annum determined by reference to Average Undrawn Availability as set forth in Section 3.1(b) hereof”.
7.    The Credit Agreement is hereby amended by inserting the following new Section 6.12, immediately after Section 6.11:
6.12    Fourth Amendment Lien Searches.
Within thirty (30) days after the Fourth Amendment Closing Date, provide Agent with judgment and tax lien searches, and a search of the real property records, in each case against Horsehead Metal in Rutherford County, North Carolina, and in each case in form and substance reasonably satisfactory to Agent.
8.    The provisions of Section 2 through and including Section 7 of this Fourth Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Fourth Amendment, duly executed by Borrower, the Guarantors, the Lenders and the Agent;

(b)
a certificate of the Secretary or other authorized officer of each Loan Party certifying as to (i) other than with respect to Holding, resolutions of its Board of Directors (or equivalent governing body) authorizing such Loan Party to enter into the Fourth Amendment and all related documents, (ii) incumbency, and (iii) no amendments to its organizational documents;

(c)
payment of all fees and expenses owed to the Lenders, the Agent and the Agent’s counsel in connection with the Credit Agreement and this Fourth Amendment (including, without limitation, any fees due and payable on the date hereof pursuant to the Fourth Amendment Fee Letter); and

(d)	such other documents as may be reasonably requested by the Agent.
9.    The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement, as set forth in this Fourth Amendment or to the extent and for so long as any applicable, representation, warranty, agreement or covenant is directly or indirectly modified by the Agent's (for itself and on behalf of the Lenders) entering into the Intercreditor Agreement, and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.
10.    The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, the IP Security Agreement and the Mortgages continue to secure prompt payment when due of the Obligations.
11.    The Loan Parties hereby represent and warrant to the Lenders and the Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this Fourth Amendment; (ii) the officers of the Loan Parties executing this Fourth Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this Fourth Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.
12.    The Loan Parties represent and warrant that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Fourth Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Other Documents.
13.    Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.
14.    The agreements contained in this Fourth Amendment are limited to the specific agreements contained herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Other Documents shall remain in full force and effect. This Fourth Amendment amends the Credit Agreement and is not a novation thereof.
15.    This Fourth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.
16.    This Fourth Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of conflicts of law thereof. The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the Commonwealth of Pennsylvania with respect to any suit arising out of or mentioning this Fourth Amendment.
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IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Fourth Amendment to be duly executed by their duly authorized officers on the day and year first above written.

BORROWERS:
Horsehead Corporation By: /s/ Robert D. Scherich (SEAL) Name: Robert D. Scherich Title: Vice President and CFO
Horsehead Metal Products, Inc. By: /s/ Robert D. Scherich (SEAL) Name: Robert D. Scherich Title: Vice President and CFO
Horsehead Zinc Powders, LLC By: /s/ Robert D. Scherich (SEAL) Name: Robert D. Scherich Title: Vice President and CFO
GUARANTORS:
Horsehead Holding Corp. By: /s/ Robert D. Scherich (SEAL) Name: Robert D. Scherich \ Title: Vice President and CFO
Chestnut Ridge Railroad Corp. By: /s/ Robert D. Scherich (SEAL) Name: Robert D. Scherich Title: Vice President and CFO

AGENT AND LENDER:
PNC Bank, National Association By: /s/ Douglas Hoffman Name: Douglas Hoffman Title: Vice President

200995547.2